UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

Penn Treaty American Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities.

On May 10, 2007, Penn Treaty American Corporation (the “Company”) entered into an Option Agreement with Patpatia & Associates, Inc. (“Patpatia”). The Company and Patpatia are also parties to a Consulting Agreement pursuant to which Patpatia provides consulting services to the Company with the objective of increasing the distribution of the Company’s long-term care insurance and other complementary offerings to current and potential customers.

The Option Agreement provides for a grant by the Company to Patpatia of an option to purchase 600,000 shares of the Company’s common stock, par value $0.10 per share, subject to approval by the Company’s shareholders as required by the rules and regulations of The New York Stock Exchange, Inc., as additional compensation for the consulting services provided under the Consulting Agreement and for other good and valuable consideration. Patpatia is an “accredited investor” as defined in Rule 501 under the Securities Exchange Act of 1933, as amended (the “Act”), and the option grant is a private placement exempt from registration under Rule 506 under the Act. Under the Option Agreement, the exercise price will be equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date on which the option grant is approved by the Company’s shareholders and the options will vest over five years based on the achievement by Patpatia of certain sales performance objectives. The Option Agreement also provides for additional cash payments and cash payments in lieu of options in the event that the option grant is not approved by the Company’s shareholders on or before December 31, 2007.

A copy of the Option Agreement is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Option Agreement dated as of May 10, 2007 by and between Penn Treaty American Corporation and Patpatia & Associates, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

May 16, 2007              By: /s/ Jane M. Bagley

Name:	Jane M. Bagley
Title:	Senior Vice President, Corporate Counsel

and Corporate Secretary

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EXHIBIT INDEX

Exhibit	Description

10.1	Option Agreement dated as of May 10, 2007 by and between Penn Treaty American Corporation and Patpatia & Associates, Inc.

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